Filed under Rule 424(b)(3), Registration Statement No. 333-175599
Pricing Supplement No. 1 — dated Monday, July 25, 2011 (To: Prospectus Dated July 15, 2011)

CUSIP	Aggregate	Price to	Gross	Net	Coupon	Coupon	Coupon	Maturity	1st Coupon	1st Coupon	Survivor’s	Product
Number	Principal Amount	Public	Concession	Proceeds	Type	Rate	Frequency	Date	Date	Amount	Option	Ranking

06050WEV3	[$]	100.000%	2.000%	[$]	FIXED	5.150% (per annum)	SEMI-ANNUAL	8/15/2023	2/15/2012	$27.32	YES	Senior Unsecured Notes
Redemption Information: Non-Callable

Joint Lead Managers and Lead Agents: BofA Merrill Lynch, Incapital LLC Agents: Citi, Morgan Stanley, UBS Investment Bank, Wells Fargo Advisors, LLC

			Offering Dates: Monday, July 25, 2011 through Monday, August 1, 2011							Bank of America InterNotes
			Trade Date: Monday, August 1, 2011 @ 12:00 PM ET							Prospectus dated 7-15-11
Settlement Date: Thursday, August 4, 2011
Minimum Denomination/Increments: $1,000.00/$1,000.00
Bank of America			Initial trades settle flat and clear SDFS: DTC Book Entry only DTC Number 0235 via RBC Dain Rauscher Inc.

If the maturity date or an interest payment date for any note is not a business day (as that term is defined in the prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

InterNotes® is a registered trademark of Incapital Holdings LLC. All Rights Reserved.